Exhibit 10.1B

INSIGHT COMMUNICATIONS COMPANY, INC.

1999 EQUITY INCENTIVE PLAN

AMENDMENT TO
RESTRICTED SHARES AND DEFERRED STOCK
AWARD AGREEMENT

AGREEMENT, dated as of December 16, 2005 (“Amendment Date”), between Insight Communications Company, Inc., a Delaware corporation (the “Company”), and                   (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has adopted the Insight Communications Company, Inc. 1999 Equity Incentive Plan, as amended (the “Plan”), which Plan authorizes the grant of restricted shares of the Company’s common stock, $.01 par value (“Common Stock”), as well as the grant of deferred shares of Common Stock, to directors, officers, employees and consultants of the Company or any of its affiliates; and

WHEREAS, by agreement dated              , the Company and Grantee entered into a Restricted Shares and Deferred Stock Award Agreement (the “Prior Agreement”), whereby the Company awarded the Grantee a grant of          shares of deferred stock (the “Deferred Stock”); and

WHEREAS, the Company’s Common Stock is expected to cease to be readily tradable on an established securities exchange or otherwise upon consummation of the transactions contemplated pursuant to the terms of the Agreement and Plan of Merger by and Between Insight Acquisition Corp. and Insight Communications Company, Inc. dated as of July 28, 2005 (the “Merger Agreement”); and

WHEREAS, Section 1.08(b) of the Merger Agreement provides that the Deferred Stock will be adjusted upon consummation of the transactions contemplated by the Merger Agreement so that each share of Deferred Stock will be settled for a share of the Company’s Series C Non-Voting Preferred Stock (“Preferred Stock”) rather than a share of the Company’s Common Stock; and

WHEREAS, the Prior Agreement provides that the Company will deliver Common Stock certificates to the Grantee in settlement of all vested shares of Deferred Stock on the last business day of the week following the week of Grantee’s Termination of Employment; and

WHEREAS, the Company and the Grantee desire to amend the Prior Agreement to provide for settlement of the Deferred Stock in shares of the Company’s Preferred Stock rather than Common Stock and to delay any distribution of shares of Preferred Stock until the earlier of (i) the occurrence of a change of control of the Company, as determined in accordance with final regulations or other applicable guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) the later of the Grantee’s Termination of Employment or the fifth anniversary of the Amendment Date;

NOW, THEREFORE, the parties hereto hereby agree to amend the Prior Agreement as of the Amendment Date as follows:

A.                                   All references to “Common Stock” or “Class A Common Stock” in the numbered paragraphs of the Prior Agreement are hereby replaced with “Preferred Stock..”

B.                                     Sections 4, 7 and 11 of the Prior Agreement are hereby amended to read as follow:

4.                                       Delivery of Preferred Stock in Settlement of Deferred Stock.  The Company will deliver Preferred Stock certificates to the Grantee in settlement of all vested shares of Deferred Stock on the earlier of (i) a change of control of the Company (as determined in accordance with final regulations or other applicable guidance issued under Section 409A of the Code), or (ii) the later of (A) the last business day of the week ending (x) at least six months after the Grantee’s Termination of Employment or, (y) if neither the Company nor any member of the Company’s controlled group that together with the Company is treated as a single service recipient for purposes of Code Section 409A and the regulations issued thereunder is readily tradable on an established securities market or otherwise, the week after the Grantee’s Termination of Employment or (B) the fifth anniversary of the Amendment Date (the “Settlement Date”); provided, however, that no such delivery shall be made until the Grantee has delivered to the Company the amount necessary for the Company to satisfy its federal, state and local employment and income tax withholding obligation as provided in Section 11 and a fully executed Securityholders Agreement in the form attached hereto as Exhibit A.

The Grantee shall have no right to receive the Preferred Stock certificates in settlement of the Deferred Stock until the Settlement Date and shall have no rights as a stockholder of the Company with respect to the Deferred Stock until the Company delivers such Preferred Stock certificates.  Upon issuance of the shares of Preferred Stock in the Grantee’s name in settlement of the Deferred Stock, the Grantee will be the holder of record of such Preferred Stock and will have all rights of a shareholder with respect to such shares.

. . .

7.                                       Acceleration of Vesting.  Notwithstanding Section 6, all shares of Deferred Stock granted hereunder shall immediately vest upon (i) the Grantee’s Termination of Employment due to death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), or (ii) the occurrence of a change of control of the Company, as determined in accordance with final regulations or other applicable guidance issued under Section 409A of the Code.

. . .

11.                                 Tax Withholding.

(i)                                     Income Tax Withholding.  Whenever any Preferred Stock is delivered in settlement of Deferred Stock under the terms of this Agreement (a “Taxable Event”), the Grantee must remit or, in appropriate cases, agree to remit when due, the minimum amount necessary for the Company to satisfy all of its federal, state and local withholding tax requirements relating to such Taxable Event.  The Committee may require the Grantee to satisfy these minimum withholding tax obligations by any (or a combination) of the following means: (i) a cash payment; (ii) withholding from compensation otherwise payable to the Grantee; (iii) authorizing the Company to withhold from the shares of Preferred Stock deliverable to the Grantee in settlement of Deferred Stock a number of shares having a fair market value, as of the Settlement Date, less than or equal to the amount of the withholding obligation; or (iv) delivering to the Company unencumbered “Mature Shares” (as defined below) of Preferred Stock having a fair market value, as of the date the withholding tax obligation arises, less than or equal to the amount of the withholding obligation; provided, however, that if the Preferred Stock is not readily tradable on an established securities market on the Settlement Date, the Committee will allow the Grantee to satisfy these minimum withholding tax obligations through the method described in clause (iii) above, unless the Grantee elects one or more of the other alternative methods permitted by the Committee for satisfying these minimum withholding tax obligations.

The Company shall not deliver any shares of Preferred Stock in settlement of Deferred Stock unless the Grantee remits (or in appropriate cases agrees to remit) all withholding tax requirements relating to the Taxable Event in accordance with this Section 11.

The term “Mature Shares” as used herein shall mean shares of Preferred Stock for which the holder has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

(ii)                                  FICA Withholding.  Notwithstanding any provision herein to the contrary, the Grantee must remit or, in appropriate cases, agree to remit when due, the amount necessary for the Company to satisfy all of its FICA withholding requirements with respect to the vesting of Deferred Stock.  The Committee may require the Grantee to satisfy this FICA withholding obligations by any (or a combination) of the following means: (i) a cash payment; (ii) withholding from compensation otherwise payable to the Grantee; or (iii) delivering to the Company unencumbered “Mature Shares” (as defined in Section 11(i) above) of Preferred Stock having a fair market value, as of the date the FICA withholding obligation arises, less than or equal to the amount of the withholding obligation.

Except as set forth herein, the terms of the Prior Agreement (including, without limitation, the applicable vesting schedule contained in Section 6 of the Prior Agreement) shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date above written.

INSIGHT COMMUNICATIONS COMPANY, INC.

By:

GRANTEE: